Exhibit 10.2

EMPLOYMENT AGREEMENT

This employment agreement (the "Agreement") is made and entered into effective as of January 1, 2012 (the “Effective Date”) by and between Respect Your Universe, Inc. (the "Company") and Christopher Martens (the "Employee").

RECITALS

The Company desires to employ the Employee, and Employee is willing to be employed by Company, on the terms and subject to the conditions set forth in this Agreement.

In consideration of the mutual covenants and promises of the parties, the Company and Employee covenant and agree as follows:

AGREEMENT

1. Duties

(a)During the term of this Agreement, Employee will be employed by the Company to serve as the Chief Executive Officer (“CEO”) of the Company, including being the “Principal Executive Officer” for purposes of certification of the Company’s financial statements and quarterly and annual reports as filed with the U.S. Securities and Exchange Commission. The Employee will devote such amount of business time to the conduct of the business of the Company as may be reasonably required to effectively discharge Employee's duties under this Agreement and, subject to the supervision and direction of the Company's Board of Directors (the "Board"), will perform those duties and have such authority and powers as are customarily associated with the office of a CEO of an apparel Company engaged in a business that is similar to the business of the Company. Employee shall report directly to the Chairman of the Board.

(b)Employee will be required to perform services under this Agreement primarily at the Company's office in Portland, OR, provided, however, that Company may, from time to time, require Employee to travel temporarily to other locations on the Company's business.

(c)Notwithstanding the foregoing, nothing in this Agreement is to be construed as prohibiting Employee from continuing to serve as a director, officer or member of various professional, charitable and civic organizations in the same manner as immediately prior to the execution of this Agreement.

2. Term of Employment

The term of employment of Employee by the Company will commence on the Effective Date and will extend until Employee’s resignation or termination.

3. Salary, Benefits and Other Compensation

3.1 Base Salary

Employee’s base annual salary shall be $180,000, subject to any increases in the discretion of the Board of Directors.

3.2  Stock Options

Company agrees to issue to Employee an option to purchase 100,000 shares of the Company’s common stock per year during the term of this Agreement from, and pursuant to the terms of, its RYU 2011 Incentive Award Plan and related option agreement and notice. Such options shall be issued on the first day of each year commencing January 1, 2012 (or as close to this date as practical), and the exercise price shall be the closing price of RYUN common stock on the date of issuance. Such option will expire in ten years and the option shares shall vest over four years.

3.3 Vacation and Holidays

During the term of this Agreement, Employee will be entitled to vacation time and holidays consistent with the Company’s policy.

3.4 Health and Retirement Benefits

During the term of this Agreement, consistent with general Company employee benefits programs, Employee shall be entitled to health and retirement benefits as may be adopted by the Company and in place for the general benefit of Company employees during the term of this Agreement. As of the commencement of this Agreement, the Company has no retirement benefits in place, but is pursuing qualification for available programs.

3.5 Expenses

During the term of this Agreement, Company will reimburse Employee for Employee’s reasonable out-of-pocket expenses incurred in connection with Company’s business, including travel expenses, food, and lodging while away from the Company offices. Expenses shall be reviewed and approved by the Board Chairman, or a board member designated by the Chairman.

4. Severance Compensation

4.1 Termination by Company Without Cause; Resignation for Good Reason Following a Change in Control

(a)In the event Employee’s employment is terminated by the Company for any reason other than (1) “For Cause” (as defined in Section 4.4 below); or (2) due to the death or disability of the Employee, as severance Employee shall be paid a sum of $180,000 (“Severance”).

(b)In the event there is a “Change in Control” (as defined below) of the Company and as a consequence of such Change in Control, Employee resigns for “Good Reason” (as defined below) within twelve (12) months of such Change of Control, the Employee shall be paid the Severance.

(i)       “Change of Control.” For purposes of this Section 4, “Change of Control” shall mean: (1) the purchase by a third party of over 50% of the Company’s stock; (2) a merger or consolidation, after which the Company’s prior shareholders no longer control the company; or (3) the sale of all or substantially all of the Company’s assets.

(ii)       “Good Reason.”For purposes of this Section 4, “Good Reason” shall mean a resignation by Employee of his employment with the Company, as a result of any of the following:

A. A meaningful and detrimental alteration of his position, his title, or the nature or status of his responsibilities (including his reporting responsibilities) from those in effect immediately prior to the Change in Control.   For purposes of this clause (a), a meaningful and detrimental alteration shall exist if, on or after the Change in Control, Employee does not hold the position of Chief Executive Officer of the Company (or the surviving entity resulting from a merger or consolidation of the Company with another entity (the “Surviving Entity”) or if there is any adverse change on or after the Change in Control in his title, position or reporting responsibilities;

B.A reduction by the Company in Employee’s annual base salary as in effect immediately prior to the Change in Control or as the same may be increased from time to time thereafter;

C.The relocation of the office where Employee is employed as of the Change in Control to a location which is more than seventy-five (75) miles away from such office, or a requirement that Employee be based more than seventy-five (75) miles away from his office as of the Change in Control..

4.2 Termination by Company For Cause

In the event Employee’s employment is terminated by the Company “For Cause” (as defined in Section 4.4 below), Employee shall not be entitled to any Severance.

4.3 Resignation by Employee for any Reason

In the event Employee resigns his employment with Company for any reason, other than a resignation for Good Reason in Section 4.1, Employee or Employee’s estate will not be entitled to any Severance.

4.4 Definitions

For purposes of this Agreement the following terms have the following meanings:
(a) “For Cause” means termination by Company of Employee’s employment (i) by reason of Employee’s willful dishonesty towards, fraud upon, or deliberate injury or attempted injury to, the Company, (ii) by reason of Employee’s material breach of this Agreement or (iii) by reason of Employee’s intentional misconduct with respect to the performance of Employee’s duties under this Agreement; provided, however, that no such termination will be deemed to be a termination For Cause unless the Company has provided Employee with written notice of what it reasonably believes are the grounds for any termination For Cause and Employee fails to take appropriate remedial actions during the ten (10) day period following receipt of such written notice.

5. Confidentiality

Because of Employee’s employment by Company, Employee will have access to trade secrets and confidential information about Company, its products, its customers, and its methods of doing business (the “Confidential Information “). During and after the termination of Employee’s employment by the Company, Employee may not directly or indirectly disclose or use any such Confidential Information; provided, that Employee will not incur any liability for disclosure of information which (a) is required in the course of Employee’s employment by the Company, (b) was permitted in writing by the Board or (c) is within the public domain or comes within the public domain without any breach of this Agreement.

6. Miscellaneous

6.1 Waiver

The waiver of any breach of any provision of this Agreement will not operate or be construed as a waiver of any subsequent breach of the same or other provision of this Agreement.

6.2 Entire Agreement; Modification

Except as otherwise provided in the Agreement, this Agreement represents the entire understanding among the parties with respect to the subject matter of this Agreement, and this Agreement supersedes any and all prior understandings, agreements, plans, and negotiations, whether written or oral, with respect to the subject matter hereof, including without limitation, any understandings, agreements, or obligations respecting any past or future compensation, bonuses, reimbursements, or other payments to Employee from Company. All modifications to the Agreement must be in writing and signed by the party against whom enforcement of such modification is sought.

6.3 Notice

All notices and other communications under this Agreement must be in writing and must be given by personal delivery, email, fax, or first class mail, and will be deemed to have been duly given upon receipt if personally delivered, three (3) days after mailing, if mailed, or twelve (12) hours after transmission, if delivered by email or fax, to the respective persons named below:

If to Company Attention: Chairman of the Board

If to Employee: Christopher Marten

Any party may change such party’s address for notices by notice duly given pursuant to this Section.

6.4 Headings

The Section headings of this Agreement are intended for reference and may not by themselves determine the construction or interpretation of this Agreement.

6.5 Governing Law

This Agreement is to be governed by and construed in accordance with the laws of the State of Nevada. Venue shall be in Clark County.

6.6 Attorney’s Fees

If either party brings an action for any relief or collection against the other party, declaratory or otherwise, arising out of the arrangement described in this Agreement, the losing party shall pay to the prevailing party a reasonable sum for attorneys’ fees and costs actually incurred in bringing such action, including fees incurred at trial, on appeal and on any review therefrom, all of which shall be deemed to have accrued upon the commencement of such action and shall be paid whether or not such action is prosecuted to judgment. Any judgment or order entered in such action shall contain a specific provision providing for the recovery of attorneys’ fees and costs incurred in enforcing such judgment.

6.7 Survival of Company’s Obligations

This Agreement will be binding on, and inure to the benefit of, the executors, administrators, heirs, successors, and assigns of the parties; provided, however, that except as expressly provided in this Agreement, this Agreement may not be assigned either by Company or by Employee.

6.8 Counterparts

This Agreement may be executed in one or more counterparts, all of which taken together will constitute one and the same Agreement.

6.9 Enforcement

If any portion of this Agreement is determined to be invalid or unenforceable, that portion of this Agreement will be adjusted, rather than voided, to achieve the intent of the parties under this Agreement.

6.10 Indemnification

The Company agrees that it will indemnify and hold the Employee harmless to the fullest extent permitted by applicable law from and against any loss, cost, expense or liability resulting from or by reason of the fact of the Employee’s employment hereunder, whether as an officer, employee, agent, fiduciary, director or other official of the Company, except to the extent of any expenses, costs, judgments, fines or settlement amounts which result from conduct which is determined by a court of competent jurisdiction to be knowingly fraudulent or deliberately dishonest or to constitute some other type of willful misconduct.

6.11 Board of Director Role.

Upon execution of this Agreement, the Board of Directors of the Company agrees to appoint Employee to fill a vacancy on the Board of Directors of the Company, to serve thereafter at the discretion of the Company’s shareholders in accordance with the Company’s bylaws and Nevada law.

6.12 Board of Director Resignation.

Upon termination or resignation of employment for any reason, Employee shall be deemed to have resigned from the Company’s Board of Directors.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of January 1, 2012.

RESPECT YOUR UNIVERESE, INC.

Kristian Andresen
Its: Chairman and Secretary

Date:

EMPLOYEE

Christopher Martens

Date: